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                             EXHIBIT 23.2

     The consent of Peat Marwick Main & Co. to the incorporation by reference to the Company's 1993 audited financial statements from the Company's Form 10-K for its fiscal year ending December 31, 1993.
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AUDITORS' CONSENT

The Board of Directors
Brenton Banks, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Brenton Banks, Inc. of our report dated January 31, 1994 relating to the consolidated statements of condition of Brenton Banks, Inc. and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993 which report appears in the December 31, 1993 annual report on Form 10-K of Brenton Banks, Inc.


/s/______________
KPMG Peat Marwick


Des Moines, Iowa
May 10, 1994
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